SERVICES AGREEMENT

This Services Agreement (the "Agreement") is made as of the 20th day of December 2012 between (Molski Management Services, LLC) ("Contractor") and TNI BioTech Inc., hereinafter referred to as ("TNI BioTech" or the "Company"), a Florida corporation, who are hereinafter sometimes collectively referred to as "the parties".

1.. Scope of Work. Contractor shall carry out the following work ("Scope of Work"):

a) Assist with the preparation of financial statements, reports and schedules required to complete an audit of the Company's results of operations for 2011 and 2012.
b) Assist with the set up a new accounting system, including a chart of accounts, and make the necessary entries to record the Company's financial activities commencing from January 1, 2013.
c) Assist the Chief Financial Officer in the preparation of financial reports and correspondence to management, regulators, stock exchanges and shareholders commencing January 1, 2013.
d) Assist with the management of the Company's cash and banking, including initiation of wire transfers and ACH payments
e) Process payrolls, manage Accounts Payable
f) Manage Accounts Receivables and collections

2. Term. The term of the Contract shall be for a five (5) month period commencing on December 20th, 2012 and ending on May 20th, 2013 (the "Term"), unless sooner terminated in writing by one of the parties on not less than 30 days' written notice or pursuant to the provision of Section 4 below. The parties may also agree in writing to extend the Term for additional periods of time.

In providing services to the Company, Contractor will be acting as an independent contractor and in no event will the relationship of the parties hereunder be that of a joint venture, partners, employer and employee, principal and agent or any similar relationship. The Contractor will engage in no activity, paid or otherwise, for a competitor of TNI BioTech so long as this Agreement is in effect.

The Contractor will perform all duties in a professional, ethical and businesslike manner.

3. Compensation. As compensation for services hereunder during the term of the Agreement, TNI BioTech agrees to pay Contractor a monthly fee of $5,000. The fee will be due and payable bi-weekly.

TNI BioTech will also reimburse Contractor for direct expenses in connection with duties hereunder including but not limited to reasonable travel and hotel expenses. However. Contractor shall timely provide such receipts and other documentation of expenses as may reasonably be requested by TNI BioTech in accordance with its established policy for all other Contractors receiving reimbursement of expenses.

4. Termination. This Agreement shall be terminated upon the happening of any of the following:

a) at the cessation of TNT BioTech business activities except as a result of a sale or merger;
b) upon the mutual consent of the parties hereto;
c) upon the death of Contractor;
d) at the resignation of the Contractor;
e) For cause, at any time upon written notice to Contractor. Contractor's termination shall be "with cause" or "for cause" due to any of the following:
   (i) Contractor's dishonesty;
   (ii) An act of defalcation committed by the Contractor.

5. Covenant not to Compete. Contractor hereby covenants and agrees that during the term of this Agreement and for a period of One (1) year after termination of such Agreement hereunder, Contractor will not

a) In any way, directly or indirectly, solicit, divert, take away or accept, the business of any of the customers of TNI BioTech for the purpose of selling to or servicing for any such customer any product or service which was provided or offered by during the term of this Agreement hereof; and

b) directly or indirectly, attempt or seek to cause any of the foregoing customers of TNI BioTech to refrain from maintaining or acquiring from or through TNI BioTech any products, which were provided or offered by TNI BioTech during the term hereof, and will not assist any other person or persons to do so. Contractor agrees that telephonic or written communication to any of the customers described above shall constitute activity by Contractor for the purposes of this Agreement.

c) Contractor will not in any way, directly or indirectly solicit, divert, take away or accept. the business of any of the suppliers (including the Company's manufacturers) which were handled by TNI BioTech, Acidion and Quadrual during the term of this Agreement.

d) Contractor will not, directly or indirectly, attempt to seek to cause any of the foregoing suppliers of TNI BioTech to refrain from selling to or supplying TNI BioTech with any product which was provided or offered to TNI BioTech during the term hereof, and will not assist any other person or persons to do so. Contractor agrees that telephonic or written communication to any of the suppliers described above shall constitute activity by Contractor for the purposes of this Agreement.

6. Non-Disclosure. Contractor acknowledges that, in order for Contractor to effectively perform its duties hereunder, TNI BioTech will disclose to Contractor certain valuable trade secrets and confidential business information that have been created, discovered or developed by, or that otherwise have become known to TNI BioTech as a result of substantial effort, expense and time incurred by TNI BioTech or which have been assigned or otherwise conveyed. In light of such acknowledgement, Contractor hereby agrees as follows:

a) Trade Secrets. Contractor hereby acknowledges that certain processes, formulas and mechanisms used by TNI BioTech in its operation of its business. are not generally known to the public or to other persons engaged in businesses similar to its business and, as such constitute its trade secrets. Contractor hereby agrees never to directly or indirectly disclose or use, or assist anyone else in disclosing or using such trade secrets to any person or entity other than as authorized in the regular course of the performance of this Agreement.

b) Confidential Information. Contractor hereby agrees that during the term of this Agreement and for a period of One (1) year following termination of such Contract, Contractor will not divulge. disclose or make accessible to any person or entity the following confidential business information of TNT BioTech:

(i) marketing plans, strategies and forecasts;

(ii) financial statements, budgets, prices, costs and financial projections;

(iii) customer names, addresses and contact persons; and

(iv) suppliers and the details of their business agreements.

7. Property of TNI BioTech. Contractor agrees that upon termination of this Agreement, it will promptly deliver to TNI BioTech all written and other materials in its possession or control which contain any of the trade secrets and confidential business information described in Section 9 hereof and all other property of TNI BioTech in its possession or control at such time, which was obtained from TNI BioTech or compiled or produced for TNI BioTech during the terms of this Agreement, including, but not limited to, records, data, plans, programs, program listings, flow charts, record layouts, computer printouts, magnetic tapes, diskettes, disks, card decks, letters and customer lists with exception of personal diaries.

8. Non-solicitation of Employees. During the term of this Agreement and for One (1) year thereafter, Contractor will not hire or solicit for contract or employment directly or through or on behalf of any party, any persons who are then employees of TNI BioTech.

9. Relations with Third Parties and Representations of the Parties.

9. Property of TNI BioTech. Contractor agrees that upon termination of this Agreement, it will promptly deliver to TNI BioTech all written and other materials in its possession or control which contain any of the trade secrets and confidential business information described in Section 9 hereof and all other property of TNI BioTech in its possession or control at such time, which was obtained from TNI BioTech or compiled or produced for TNI BioTech during the terms of this Agreement, including, but not limited to, records, data, plans, programs, program listings, flow charts, record layouts, computer printouts, magnetic tapes, diskettes, disks, card decks, letters and customer lists with exception of personal diaries.

10. Non-solicitation of Employees. During the term of this Agreement and for One (1) year thereafter, Contractor will not hire or solicit for contract or employment directly or through or on behalf of any party, any persons who are then employees of TNI BioTech.

11. Relations with Third Parties and Representations of the Parties.

a) Contractor agrees that TNI BioTech may make known to others, either during or subsequent to the term of this Agreement, the existence of this Agreement and the provisions of all or any part hereof.

b) Contractor represents and warrants that:

i) Contractor is a corporation duly organized and validly existing by virtue of the laws of the state of Florida and is in good standing under the laws thereof.

ii) Contractor is not in violation of any term of any contract, patent or other proprietary information disclosure agreement of any other contract, agreement or any judgment. decree or order of any court or administrative agency relating to or affecting its right to be retained by TNI BioTech because of the nature of this business conducted or proposed to be conducted by TNI BioTech or for any other reasons;

iii) No such term, judgment, decree or order conflicts with Contractor's obligation to use its best efforts to promote the interests of TNI BioTech nor does the execution and delivery of this Agreement, nor the carrying on of TNI BioTech business conflict with any such term, judgment, decrees or order; and

iv) Neither Contractor nor any of its affiliates (as that term is defined under the Securities Act of 1933) are a party to any transaction. agreement or understanding to which TNI BioTech is also a party except this Agreement or any agreement executed hereunder, nor does it or any of its affiliates have any interest in any person or entity with whom TNI BioTech does or intends to do business.

c) TNI BioTech hereby makes the following representations in connection with this Agreement:

i) TNI BioTech is a corporation duly organized and validly existing by virtue of the laws of the state of Florida and is in good standing under the laws thereof.

ii) The execution of this Agreement by TNI BioTech and the performance by it of the covenants and undertakings hereunder have been duly authorized by all requisite corporate action, and approved by the Board of Directors and TNI BioTech has the corporate power and authority to enter into this Agreement and perform the covenants and undertakings to be performed by it hereunder and is under no other impediment which would adversely affect its ability to consummate or prohibit it from meeting its obligation hereunder.

This Agreement has been duly authorized, executed and delivered by TNI BioTech and constitutes a valid and legally binding obligation of TNI BioTech enforceable in accordance with its terms.

a) This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof. No amendment, modification, waiver or attempted waiver if this Agreement or any part hereof shall be valid of binding unless made in writing and signed by the party to be bound.
b) The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of Florida.
c) This Agreement may only be modified in writing duly executed by both parties.
d) Any notice required or permitted to be given pursuant to this Agreement shall be sufficiently given when delivered or if sent by Certified mail postage prepaid, return receipt requested, on the third day after such mailing, to the following address:

If to TNI BioTech:

477 South Rosemary Avenue, Suite 315
West Palm Beach, Florida 33401

With a copy to TNI BioTech's counsel:

Brinen & Associates. LLC
7 Dey Street, Suite 1503
New York, New York 10007

If to Contractor:

10959 NW 12th Dr.

Coral Springs, Florida 33071

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party pursuant to the terms of this section.

e) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original. but all of which together shall constitute one and the same instrument.
f) The headings of the sections and subsections hereof have been inserted as a matter of convenience and shall not be used in the interpretation of any provisions of this Agreement.

The failure of either party hereto in any one or more instances to insist upon the performance of any of the terms or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement or the waiver by either party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as thereafter waiving any such terms, conditions, rights, privileges or covenants, and the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their seals as of the date and year first written above.

The Company:

TNI BioTech, Inc.

____

By:

Name: PETER ARONSTAM

Title: CFO

Molski Management Services, LLC

____

12/20/12

By:

Name: Richard Molski

Title: Member

g) Special Notice to this Agreement. By its acknowledgement in Appendix 1 below, TNI BioTech. Inc. expressly agrees and acknowledges that Peter Aronstam and Aronstam Management Services Inc will be acting outside of Peter Aronstam's capacity as a partner in B2B CFO and B2B CFO will not be involved in any way in connection with the services that Aronstam Management Services Inc and/or Peter Aronstam is providing under this agreement.

The failure of either party hereto in any one or more instances to insist upon the performance of any of the terms or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement or the waiver by either party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as thereafter waiving any such terms, conditions, rights, privileges or covenants, and the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their seals as of the date and year first written above.

The Company:

TNI BioTech, Inc.

By: CHRISTOPHER PEARCE

Name:

Title: CHIEF OPERATING OFFICER

Aronstam Management Services Inc:

By:

Name: Peter Aronstam

Title: President

Appendix 1

The parties acknowledge and agree that although Peter Aronstam is a partner in B2B CFO Partners, LLC ("B2B CFO"), he is not acting in that capacity for the services that he will be providing to TNI BioTech. Inc. and B2B CFO will not be involved in any way. By its acknowledgement below, TNI BioTech. Inc. expressly agrees and acknowledges that Peter Aronstam and Aronstam Management Services Inc will be acting outside of Peter Aronstam's capacity as a partner in B2B CFO and B2B CFO will not be involved in any way in connection with the services that Peter Aronstam is providing under this agreement.

Peter Aronstam

By: [signature]

ACKNOWLEDGMENT

The undersigned hereby acknowledges and agrees that while providing services to the undersigned Peter Aronstam will be providing those services outside of his capacity as a partner in B2B CFO and B2B CFO is not involved in any way in connection with the services Peter Aronstam is providing.

Dated: December 1, 2012

TNI BioTech. Inc.

[signature]

By:

Name: CHRISTOPHER PEARCE

Title: COO.